Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2014 Results
Provides Initial Operating Targets for 2015

Addison, Texas - (Business Wire) - November 4, 2014 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the third quarter 2014, which ended on September 28, 2014. The Company also provided initial operating targets for 2015.

Highlights of the third quarter of 2014 include:

•	Total revenues increased 10.4% to $155.3 million;

•	Comparable restaurant sales increased 5.9% and comparable restaurant guest traffic increased 4.6% at Pollo Tropical;

•	Comparable restaurant sales increased 3.5% and comparable restaurant guest traffic increased 0.9% at Taco Cabana;

•	Nine Company-owned and operated restaurants were opened, including seven Pollo Tropical and two Taco Cabana restaurants;

•	Net income increased 81.6% to $9.2 million; and

•	Diluted earnings per share increased 61.9% to $0.34.

Fiesta President and Chief Executive Officer Tim Taft commented, “We believe our performance is demonstrative of the successful execution of our operational and development strategies and our ability to enhance shareholder value with improved results. During the third quarter, we grew our top-line by double digits through contributions from recent restaurant openings and strong comparable restaurant sales increases, while sales leverage and management initiatives drove robust margin expansion. The combination of these factors and the new capital structure we put in place late last year resulted in higher profitability, yielding diluted EPS growth of almost 62%.”

Taft added, “We view 2014 as a pivotal year. Of note, we have successfully introduced Pollo Tropical to Texas with our new restaurant prototype and new menu offerings and accelerated new restaurant development, positioning Fiesta for sustainable growth.”

Third Quarter 2014 Financial Review

Consolidated Results

Total revenues increased 10.4% to $155.3 million from $140.7 million compared to the prior year period due primarily to 21 net Company-owned restaurant openings and comparable restaurant sales growth of 5.9% at Pollo Tropical and 3.5% at Taco Cabana respectively. Pollo Tropical has now generated comparable restaurant sales growth for 20 consecutive quarters.

Cost of sales as a percentage of restaurant sales improved 50 basis points compared to the prior year period as favorable sales mix, modest price increases and supply chain management initiatives more than offset commodity cost increases.

Restaurant wages and related expenses as a percentage of restaurant sales improved 60 basis points compared to the prior year period due to the favorable impact of sales increases on fixed costs and lower medical costs partially offset by the impact of new restaurants and higher workers’ compensation costs.

Rent expense as a percentage of restaurant sales improved 20 basis points compared to the prior year period as the favorable impact of sales increases more than offset higher rent at recent Company-owned restaurant openings.

Other restaurant operating expenses as a percentage of restaurant sales increased 30 basis points compared to the prior year period as timing and higher repair and maintenance expenses were partially offset by lower insurance costs.

Advertising expense as a percentage of restaurant sales decreased 30 basis points compared to the prior year period due to the timing of promotions.

General and administrative expenses increased slightly to $11.8 million compared to the prior year period but improved as a percentage of revenues by 70 basis points due to the favorable impact of higher sales on relatively flat overhead expenses. General and administrative expenses include a benefit of a $0.5 million payment received in the third quarter of 2014 as a settlement of a litigation matter.

Depreciation and amortization increased $0.9 million to $6.0 million compared to the prior year period due to new Company-owned restaurant development, partially offset by the impact of sale-leaseback transactions.

Pre-opening costs increased $0.8 million to $1.4 million compared to the prior year period due to the increased number of new restaurant openings.

Impairment and other lease charges of $0.2 million in the third quarter 2014 primarily resulted from a decision to opportunistically relocate a Pollo Tropical restaurant to a superior site in the same trade area.

Other income in the third quarter of 2014 consisted primarily of a $0.6 million gain from a real estate condemnation award resulting from an eminent domain proceeding related to a Taco Cabana restaurant that closed during the quarter.

Interest expense decreased $3.9 million to $0.5 million compared to the prior year period due to the reduction in Fiesta’s outstanding debt and a lower interest rate on borrowings under the new senior credit facility.

The provision for income taxes was derived using an estimated annual effective income tax rate for 2014 of 38.3%, while the provision for income taxes for the prior year period was derived using an estimated effective annual income tax rate for 2013 of 36.5%, excluding discrete items. The estimated effective annual income tax rate for 2014 is higher than 2013, primarily due to the expiration of the Work Opportunity Tax Credit on December 31, 2013.

Net income increased 81.6% to $9.2 million compared to net income of $5.0 million in the prior year period.

Diluted earnings per share increased 61.9% to $0.34 (on a base of 26.3 million shares) compared to diluted earnings per share of $0.21 (on a base of 23.0 million shares) in the prior year period.

Brand Results

Pollo Tropical restaurant sales increased 18.0% to $77.9 million compared to the prior year period due to a comparable restaurant sales increase of 5.9% along with a net increase of 19 Company-owned restaurants. The growth in comparable restaurant sales resulted from a 4.6% increase in comparable restaurant guest traffic along with a 1.3% increase in average check. Average check was driven by menu price increases that positively impacted restaurant sales by 1.6% partially offset by sales mix. This is the 20th consecutive quarter the brand has delivered comparable restaurant sales growth and, on a two-year basis, third quarter comparable restaurant sales grew 12.4%. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, increased 13.0% to $12.1 million compared to the prior year period.

Taco Cabana restaurant sales increased 3.6% to $76.8 million compared to the prior year period due to a 3.5% increase in comparable restaurant sales. The increase in comparable restaurant sales resulted from an increase of 0.9% in comparable restaurant guest traffic and a 2.6% increase in average check. Average check was driven by menu price increases that positively impacted restaurant sales by 1.1% and a positive change in sales mix due to the implementation of new menu boards during the first quarter of 2014. On a two-year basis, third quarter comparable restaurant sales grew 5.3%. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, increased 43.7% to $9.8 million compared to the prior year period.

Restaurant Development

During the quarter, Fiesta opened seven new Company-owned Pollo Tropical restaurants in Florida and Texas and two new Company-owned Taco Cabana restaurants in Texas. During the quarter, the Company closed two Taco Cabana restaurants in Texas.

As of September 28, 2014, the Company owned and operated 119 Pollo Tropical restaurants and 166 Taco Cabana restaurants (including one Cabana Grill® restaurant) and franchised 36 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Ecuador,

Guatemala, Honduras, Panama, Trinidad & Tobago, Venezuela and the Dominican Republic; and seven Taco Cabana restaurants in the U.S.

2015 Initial Operating Targets

Initial operating targets expected in fiscal 2015 are as follows:

•	Mid-single digit comparable restaurant sales growth at Pollo Tropical;

•	Low-single digit comparable restaurant sales growth at Taco Cabana;

•	26 to 30 new Company-owned restaurant openings including 24 to 26 Pollo Tropical and two to four Taco Cabana restaurants;

•	Up to four Company-owned restaurant closings, one Pollo Tropical relocation and three potential Taco Cabana restaurant closings;

•	General and administrative expenses of approximately $53 million to $55 million;

•
An effective tax rate of approximately 38% to 40% assuming the Work Opportunity Tax Credit is not renewed for 2015 or, if the tax credit is renewed for 2015, the Company expects an improvement to its effective tax rate of approximately 150 basis points; and

•	Capital expenditures between $78 million and $88 million.

The 2015 fiscal year ending January 3, 2016 contains 53 weeks compared to the 2014 fiscal year ending December 28, 2014 which contains 52 weeks.

Investor Conference Call Today

Fiesta will host a conference call to review third quarter 2014 results today at 4:30 PM ET. Hosting the call will be President and Chief Executive Officer Tim Taft and Vice President and Chief Financial Officer Lynn Schweinfurth.

The conference call can be accessed live over the phone by dialing 877-407-0789 or for international callers by dialing 201-689-8562. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13593225. The replay will be available until Tuesday, November 11, 2014.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 28, 2014 AND SEPTEMBER 29, 2013
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)		Nine months ended (a)
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Revenues:
Restaurant sales	$154,643	$140,069	$452,983	$413,435
Franchise royalty revenues and fees	655	609	1,936	1,747
Total revenues	155,298	140,678	454,919	415,182
Costs and expenses:
Cost of sales	48,980	45,162	143,469	132,891
Restaurant wages and related expenses (b)	39,824	36,979	115,446	107,914
Restaurant rent expense	7,314	6,853	21,892	19,699
Other restaurant operating expenses	20,686	18,283	58,037	51,786
Advertising expense	4,180	4,271	14,275	13,275
General and administrative expenses (b)(c)	11,845	11,685	36,128	35,895
Depreciation and amortization	6,038	5,129	16,961	15,117
Pre-opening costs	1,427	590	3,298	2,379
Impairment and other lease charges	183	(312)	200	239
Other (income) expense	(552)	(57)	(558)	(554)
Total costs and expenses	139,925	128,583	409,148	378,641
Income from operations	15,373	12,095	45,771	36,541
Interest expense (d)	536	4,457	1,707	14,475
Income before income taxes	14,837	7,638	44,064	22,066
Provision for income taxes	5,682	2,596	16,876	7,256
Net income	$9,155	$5,042	$27,188	$14,810
Basic net income per share (e)	$0.34	$0.21	$1.02	$0.63
Diluted net income per share (e)	$0.34	$0.21	$1.02	$0.63
Basic weighted average common shares outstanding	26,344,102	22,986,615	26,272,322	22,921,233
Diluted weighted average common shares outstanding	26,347,326	22,986,615	26,273,584	22,921,233

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine month periods ended September 28, 2014 and September 29, 2013 included 13 and 39 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation expense of $20 and $1 for the three month periods ended September 28, 2014 and September 29, 2013, respectively, and $50 and $2 for the nine month periods ended September 28, 2014 and September 29, 2013, respectively. General and administrative expenses include stock-based compensation expense of $812 and $657 for the three month periods ended September 28, 2014 and September 29, 2013, respectively, and $2,582 and $1,677 for the nine month periods ended September 28, 2014 and September 29, 2013, respectively.

(c) General and administrative expenses for the nine months ended September 29, 2013 include expenses related to the underwritten secondary public equity offering completed during March 2013 totaling $425. The Company did not receive any proceeds from the sale of shares in such offering.

(d) In the fourth quarter of 2013, Fiesta repurchased and redeemed its $200.0 million aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2016, sold 3,078,336 shares of its common stock in a public offering, and entered into a new senior secured revolving credit facility that provides for aggregate borrowings of up to $150.0 million with variable rate interest.

(e) As previously disclosed, Fiesta has granted shares of restricted stock to certain of its employees. Because the unvested shares participate in any dividends declared, the unvested shares are considered a second class of common stock for accounting purposes, impacting the calculation of net income per share. For further information, please see the Company's unaudited financial statements to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 2014.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	September 28, 2014	December 29, 2013

Assets
Cash	$1,879	$10,978
Other current assets	21,330	21,947
Property and equipment, net	180,170	144,527
Goodwill	123,484	123,484
Intangible assets, net	60	121
Deferred income taxes	12,263	12,046
Deferred financing costs, net	1,305	1,530
Other assets	2,889	4,152
Total assets	$343,380	$318,785

Liabilities and Stockholders' Equity
Current liabilities	$33,851	$38,087
Long-term debt, net of current portion	67,279	72,324
Lease financing obligations	1,659	1,657
Deferred income sale-leaseback of real estate	34,995	35,873
Other liabilities	15,772	12,538
Total liabilities	153,556	160,479
Stockholders' equity	189,824	158,306
Total liabilities and stockholders' equity	$343,380	$318,785

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages and number of restaurants):

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Segment revenues:
Pollo Tropical	$78,407	$66,478	$226,046	$193,752
Taco Cabana	76,891	74,200	228,873	221,430
Total revenues	$155,298	$140,678	$454,919	$415,182

Change in comparable restaurant sales (a):
Pollo Tropical	5.9%	6.5%	6.3%	5.5%
Taco Cabana	3.5%	1.8%	2.4%	1.6%

Average sales per Company-owned restaurant (b):
Pollo Tropical	$678	$667	$2,056	$2,025
Taco Cabana	464	452	1,381	1,357

Income before income taxes:
Pollo Tropical	$8,146	$6,132	$28,530	$19,083
Taco Cabana	6,691	1,506	15,534	2,983

Adjusted EBITDA (c):
Pollo Tropical	$12,100	$10,709	$39,202	$32,487
Taco Cabana	9,774	6,804	25,804	20,535

Restaurant-Level Adjusted EBITDA (c):
Pollo Tropical	$17,699	$16,018	$55,532	$48,893
Taco Cabana	14,553	11,914	41,084	36,600

Number of Company-owned restaurants:
Pollo Tropical	119	100	119	100
Taco Cabana	166	164	166	164
Total Company-owned restaurants	285	264	285	264

Company-owned restaurant openings:
Pollo Tropical	7	4	17	10
Taco Cabana	2	—	3	5
Total new restaurant openings	9	4	20	15

Company-owned restaurant closings:
Pollo Tropical	—	—	—	(1)
Taco Cabana	(2)	—	(2)	(1)
Net change in restaurants	7	4	18	13

Number of franchised restaurants:
Pollo Tropical	36	38	36	38
Taco Cabana	7	8	7	8
Total franchised restaurants	43	46	43	46

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.

(b) Average sales for Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(c) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income in the table titled "Supplemental Non-GAAP Information" on the last page of this release.

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	September 28, 2014		September 29, 2013
		(a)		(a)
Pollo Tropical:
Restaurant sales	$77,887		$65,994
Cost of sales	25,939	33.3%	21,960	33.3%
Restaurant wages and related expenses	17,681	22.7%	14,966	22.7%
Restaurant rent expense	3,051	3.9%	2,625	4.0%
Other restaurant operating expenses	10,110	13.0%	8,236	12.5%
Advertising expense	2,097	2.7%	1,710	2.6%
Depreciation and amortization	3,104	4.0%	2,367	3.6%
Pre-opening costs	1,318	1.7%	476	0.7%
Impairment and other lease charges	183	0.2%	(37)	(0.1)%

Taco Cabana:
Restaurant sales	$76,756		$74,075
Cost of sales	23,041	30.0%	23,202	31.3%
Restaurant wages and related expenses	22,143	28.8%	22,013	29.7%
Restaurant rent expense	4,263	5.6%	4,228	5.7%
Other restaurant operating expenses	10,576	13.8%	10,047	13.6%
Advertising expense	2,083	2.7%	2,561	3.5%
Depreciation and amortization	2,934	3.8%	2,762	3.7%
Pre-opening costs	109	0.1%	114	0.2%
Impairment and other lease charges	—	0.0%	(275)	(0.4)%

	Nine months ended
	September 28, 2014		September 29, 2013
		(a)		(a)
Pollo Tropical:
Restaurant sales	$224,496		$192,372
Cost of sales	74,151	33.0%	63,803	33.2%
Restaurant wages and related expenses	49,369	22.0%	43,466	22.6%
Restaurant rent expense	9,039	4.0%	7,220	3.8%
Other restaurant operating expenses	27,909	12.4%	22,849	11.9%
Advertising expense	5,698	2.5%	4,432	2.3%
Depreciation and amortization	8,431	3.8%	6,780	3.5%
Pre-opening costs	2,819	1.3%	1,706	0.9%
Impairment and other lease charges	113	0.1%	(99)	(0.1)%

Taco Cabana:
Restaurant sales	$228,487		$221,063
Cost of sales	69,318	30.3%	69,088	31.3%
Restaurant wages and related expenses	66,077	28.9%	64,448	29.2%
Restaurant rent expense	12,853	5.6%	12,479	5.6%
Other restaurant operating expenses	30,128	13.2%	28,937	13.1%
Advertising expense	8,577	3.8%	8,843	4.0%
Depreciation and amortization	8,530	3.7%	8,337	3.8%
Pre-opening costs	479	0.2%	673	0.3%
Impairment and other lease charges	87	0.0%	338	0.2%

(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees and general and administrative expenses (including corporate-level general and administrative expenses). Adjusted EBITDA for each of our segments is a measure of segment profitability reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment's performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provides useful information (including at the restaurant level) about our operating performance and period-over-period growth, (ii) provides additional information that is useful for evaluating the operating performance of our business, and (iii) permits investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$17,699	$16,018	$55,532	$48,893
Taco Cabana	14,553	11,914	41,084	36,600
Consolidated	32,252	27,932	96,616	85,493
Add:
Franchise royalty revenue and fees	655	609	1,936	1,747
Less:
General and administrative (excluding stock-based compensation expense of $812, $657, $2,582 and $1,677, respectively)	11,033	11,028	33,546	34,218
Adjusted EBITDA:
Pollo Tropical	12,100	10,709	39,202	32,487
Taco Cabana	9,774	6,804	25,804	20,535
Consolidated	21,874	17,513	65,006	53,022
Less:
Depreciation and amortization	6,038	5,129	16,961	15,117
Impairment and other lease charges	183	(312)	200	239
Interest expense	536	4,457	1,707	14,475
Provision for income taxes	5,682	2,596	16,876	7,256
Stock-based compensation	832	658	2,632	1,679
Other (income) expense	(552)	(57)	(558)	(554)
Net income	$9,155	$5,042	$27,188	$14,810